Filed Pursuant to Rule 433
Registration No. 333-133007

■	ACCESS TO NEW MARKETS

AND STRATEGIES

■	PORTFOLIO DIVERSIFICATION

■	PRICE TRANSPARENCY

■	EXCHANGE LISTING

■	NO PRINCIPAL PROTECTION

ELEMENTS SM are exchange-traded notes designed to track the return of a specific underlying market measure. ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange.

Why should I consider ELEMENTSSM?

Access to New Markets and Strategies

Certain asset classes and strategies are not easily accessible to individual investors. ELEMENTS provide opportunities to gain exposure to these asset classes and strategies in a cost-efficient way.

Portfolio Diversification

ELEMENTS are designed to provide investors with exposure to the returns of various underlying market measures, including indices comprised of stocks, bonds, commodities, currencies or some combination thereof. ELEMENTS can help investors utilize core and tactical strategies across asset classes, sectors and investment styles in order to construct a diversified portfolio to meet their investment objectives.

Certain asset classes, such as commodities and currencies, tend to have low correlations with traditional investments, such as stocks and bonds. Low correlation means the performance of one asset class has little relation with the performance of the other asset class. Thus, by adding ELEMENTS to a portfolio of stocks and bonds, investors have an opportunity to diversify their portfolio and thereby potentially reduce the risk profile of their portfolio.

Price Transparency

ELEMENTS are designed to provide a return that is linked to the performance of an underlying index or strategy, less an annual investor fee. The investor fees will be dependent on the nature of the underlying index and/or strategy. For more detailed information, please refer to the prospectus for a particular ELEMENTS.

The daily closing prices, daily closing indicative values and daily or weekly repurchase values[1] of all ELEMENTS will be available on the product section of www.ELEMENTSetn.com so that investors can easily track the performance of their ELEMENTS.

Tax Treatment[2]

Equity- and Commodity-linked ELEMENTS are intended to offer a tax-efficient way to invest. Mutual funds and exchange-traded funds (ETFs) are often required to make yearly taxable income and capital gains distributions to shareholders. In contrast, under the intended tax treatment of Equity- and Commodity-linked ELEMENTS, investors should only realize gains or losses upon the sale, maturity or repurchase by the issuer of their Equity- and Commodity-linked ELEMENTS.

Certain Currency-linked ELEMENTS will be treated as “foreign currency” debt instruments for U.S. federal income tax purposes. Holders of these Currency-linked ELEMENTS generally should include any coupon payments and distributions in their income as ordinary interest at the time such coupon payments and distributions are accrued or received by such holders (in accordance with their regular method of tax accounting). Gain or loss recognized in connection with the maturity or repurchase by the issuer of these Currency-linked ELEMENTS will generally be treated as ordinary income or loss to the extent attributable to fluctuations in exchange rates.

Flexibility and Liquidity

Like equities, ELEMENTS offer the liquidity provided by exchange listing. ELEMENTS also provide a liquidity-enhancing institutional-size repurchase feature during some or all of their term. Individual investors can choose to sell ELEMENTS in the secondary market at market prices during trading hours or hold ELEMENTS until maturity or repurchase by the issuer. Investors may offer their ELEMENTS for repurchase by the issuer on a daily or weekly basis (as specified in each ELEMENTS prospectus). The issuer will require investors to offer a minimum number of units for repurchase and a repurchase fee and other restrictions may apply. Upon repurchase by the issuer, for Equity- or Commodity-linked ELEMENTS, investors will receive a cash payment based on the performance of the underlying market measure, less any fees that may apply. For certain Currency-linked ELEMENTS, the annual investor fee is deducted from any accrued and unpaid distribution upon repurchase.

[1]
An indicative value for a particular ELEMENTS is a value similar to how net asset value (NAV) is to mutual funds. The indicative value will be provided for reference purposes only. The official daily or weekly repurchase value will be used for any repurchase by the Issuer. For more information, please refer to the particular ELEMENTS prospectus.

[2]
There is not direct authority for governing the tax treatment of Equity- and Commodity-linked ELEMENTS, and there can be no assurance that the IRS or a court will agree with the intended tax treatment. Prospectuses offerings ELEMENTS will include information regarding their intended tax treatment, and you should read this for a more complete understanding of the tax treatment of the ELEMENTS and any related tax risks. We do not offer tax or legal advice. Please consult with your tax or legal advisor before investing.

How do ELEMENTS differ from
Index Mutual Funds and ETFs?

ELEMENTS, index mutual funds and ETFs all provide investors with exposure to the returns of various underlying market measures. However, ELEMENTS offer different features that may make them a more attractive investment vehicle to certain investors than index mutual funds and ETFs.

	ELEMENTS	Index Mutual Funds	ETFs
Type of	Senior Unsecured	Registered Investment	Registered Investment
Securities	Obligations	Company Shares	Company Shares

Primary Risk	Market and issuer risks	Market risk	Market risk

Liquidity	Daily (intraday) at market price on exchange	Daily (close of business) at net asset value	Daily (intraday) at market price on exchange

Tax	For Equity- and Commodity-linked ELEMENTS, tax reporting intended in year of sale, at maturity or upon re purchase For certain Currency-linked ELEMENTS, yearly 1099 tax reporting.	Yearly 1099 tax reporting	Yearly 1099 tax reporting

How to Liquidate an Investment
Via a broker or financial advisor through sale on the relevant securities exchange or through daily or weekly repurchase by the issuer (as specified in each ELEMENTS prospectus) during some or all of the term of ELEMENTS, subject to minimum size requirements[1]
		Redemption via a broker, financial advisor or fund company daily (close of business) at net asset value	Via a broker or financial advisor through sale on the relevant securities exchange or through daily redemption from the issuer at net asset value, subject to minimum size requirements

Periodic Distributions
Equity- and Commodity-linked ELEMENTS do not make periodic distributions. Any return is reflected in the daily indicative value. Certain Currency- linked ELEMENTS pay distributions as specified in the applicable prospectus.
		Yes	Yes

Short Sales[2]	Available both on an uptick and a downtick	Not available	Available both on an uptick and a downtick

Voting Rights	None—except for changes to the terms of ELEMENTS	Yes	Yes

Index mutual funds and ETFs are investment companies registered with the Securities and Exchange Commission under the Investment Company Act of 1940. ELEMENTS are not required to be so registered. The 1940 Act regulates the organization of companies, including mutual funds, that engage primarily in investing, reinvesting, and trading in securities, and whose own securities are offered to the investing public. ELEMENTS, index mutual funds and ETFs are all registered under the Securities Act of 1933.

Please see back cover for more information.

[1]
Upon daily or weekly repurchase at the option of the investor, the issuer will require an investor to have a minimum number of units for repurchase, and a repurchase fee and other restrictions may apply. Please consult your broker or financial advisor for more information.

[2]	With short sales, you risk paying more for a security than you received from its sale.

Are there risks to investing in ELEMENTS?

Summarized below are potential risks associated with an investment in ELEMENTS. For a more comprehensive list of risk factors, please refer to the prospectus for each series of ELEMENTS.

No Principal Protection: If the value of the underlying market measure decreases, or for Equity- and Commodity-linked ELEMENTS, does not increase by an amount greater than the investor fee applicable to such ELEMENTS, you will receive less, and could receive substantially less, than your original investment in ELEMENTS upon maturity or repurchase by the issuer.

Underlying Market Measure Risk: The return on each ELEMENTS is linked to the performance of its underlying market measure, which, in turn, is linked to the prices of the components underlying such market measure. These prices may change unpredictably, affecting the value of the underlying market measure and, consequently, the value of your ELEMENTS in unforeseeable ways.

Concentrated Investment Risk: The components underlying the market measure of some ELEMENTS may be concentrated in a specific sector. The investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors.

Distributions: As each series of ELEMENTS has differing characteristics, you should review the prospectus applicable to that series to determine whether distributions apply to that series of ELEMENTS and, if so, at what rate.

Issuer Risk: ELEMENTS are senior unsecured obligations of the issuer. The repayment of the principal and the payment of distributions, if any, at maturity or upon repurchase by the issuer are dependent on that issuer’s ability to pay.

Call Risk: ELEMENTS may contain a call feature that allows the issuer to repurchase your ELEMENTS at its option upon the occurrence of certain market events. As a result, the timing of your principal repayment may be earlier than anticipated and, if this call feature is exercised, you may not be able to reinvest the proceeds you receive upon the repurchase by the issuer in a security comparable to that series of ELEMENTS.

Restrictions on Repurchases by the Issuer: You must offer a minimum number of your ELEMENTS to the issuer for your offer for repurchase to be considered, as specified in the applicable prospectus.

A Trading Market for ELEMENTS May Not Develop: Although ELEMENTS are listed on a U.S. securities exchange, a trading market for ELEMENTS may not develop. Affiliates of certain issuers and the broker-dealers distributing ELEMENTS may engage in limited purchase and resale transactions. However, they are not required to do so and, if they engage in such transactions, they may stop at any time. The issuer is not required to maintain any listing of ELEMENTS on an exchange.

How do I get started?

Please speak with your broker or financial advisor to determine if ELEMENTS are appropriate as part of an overall investment strategy that fits your goals, risk tolerance, investing style and time horizon. For more information about ELEMENTS, visit www.ELEMENTSetn.com.

NOT PRINCIPAL PROTECTED • NOT BANK GUARANTEED OR INSURED • MAY LOSE VALUE

Each issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the issuer has filed with the SEC relating to such offering for more complete information about that issuer and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by visiting the ELEMENTS website at www.ELEMENTSetn.com. Alternatively, the issuer, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and other documents relating to any such offering upon your calling toll-free 1-877-ETN-ADVICE (386-2384). You can also ask your broker or financial advisor to provide you with the prospectus and other documents.

1-877-ETN-ADVICE (386-2384) • www. ELEMENTSetn.com

ELEMENTS and ELEMENTS (design) are service marks of MLPF&S, Inc.

© 2008 MLPF&S, Inc.

Printed in the U.S.A. Member, Securities Investor Protection Corporation (SIPC).	Code ELEMENTS-0408